Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-286303, 333-278328, 333-270304, 333-263347 and 333-258771) and Form S-3 (Nos. 333-283166 and 333-280784) of Climb Bio, Inc. of our report dated March 5, 2026 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 5, 2026